EXHIBIT 21

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2005 Annual Report on Form 10-K

SUBSIDIARIES OF THE REGISTRANT

	State or Country	Percent Voting
Subsidiary	of Incorporation	Stock/Interests Owned

Briggs & Stratton AG	Switzerland	100%

Briggs & Stratton Australia Pty. Limited	Australia	100%

Briggs & Stratton Austria GmbH	Austria	100%

Briggs & Stratton Canada Inc.	Canada	100%

Briggs & Stratton (Chongqing) Engine Co., Ltd.	China	95%

Briggs & Stratton CZ, s.r.o.	Czech Republic	100%

Briggs & Stratton France, S.A.R.L.	France	100%

Briggs & Stratton Germany GmbH	Germany	100%

Briggs & Stratton Iberica, S.L.	Spain	100%

Briggs & Stratton International, Inc.	Wisconsin	100%

Briggs & Stratton International Sales Corp.	Virgin Islands	100%

Briggs & Stratton Italy S.r.l.	Italy	100%

Briggs & Stratton Japan YK	Japan	100%

Briggs & Stratton Mexico S.A. de C.V.	Mexico	100%

Briggs & Stratton Netherlands B.V.	Netherlands	100%

Briggs & Stratton New Zealand Limited	New Zealand	100%

Briggs & Stratton Power Products Group, LLC	Delaware	100%

Briggs & Stratton Representacao de Motores e Produtos de Forca do Brasil Ltda.	Brazil	100%

Briggs & Stratton RSA (Pty.) Ltd.	South Africa	100%

Briggs & Stratton (Shanghai) International Trading Co., Ltd.	China	100%

Briggs & Stratton (Shanghai) Power Products Co., Ltd.	China	100%

Briggs & Stratton Sweden AB	Sweden	100%

Briggs & Stratton Tech, LLC	Wisconsin	100%

Briggs & Stratton U.K. Limited	United Kingdom	100%

BSD, Inc.	Wisconsin	100%

Simplicity Manufacturing, Inc.	Delaware	100%